Exhibit 99.1

Energy Recovery REPORTS unaudited FINANCIAL RESULTS FOR THE FOURth QUARTER and fiscal year of 2014

FOURTH QUARTER SUMMARY:

●	Total revenue decreased by 36% to $14.8 million in the current period, from $23.2 million in the fourth quarter of 2013
●	Gross profit margin was 61% in the current period, compared to 63% in the fourth quarter of 2013, as a result of lower production levels and, to a lesser extent, a shift in mix
●

Operating expenses increased by $6.0 million, or 78%, from $7.8 million in the fourth quarter of 2013 to $13.8 million in the current period due to an increase in research & development and legal expenses

●

Net loss of $(4.9) million, or $(0.09) per share, in the current period, compared to net income of $6.7 million, or $0.13 per share, in the fourth quarter of 2013, on lower volume, higher operating expenses and a shift in mix

FULL YEAR SUMMARY:

●	Total revenue decreased by $12.6 million, from $43.0 million in 2013 to $30.4 million in 2014
●	Gross profit margin decreased from 60% in 2013 to 55% in 2014 as a result of lower production levels and, to a lesser extent, a shift in mix
●	Operating expenses increased by $6.6 million, or 23%, from $28.6 million in 2013 to $35.2 million in 2014
●	Net loss of $(18.7) million, or $(0.36) per share in 2014, compared to $(3.1) million, or $(0.06) per share in 2013, on lower volume, higher operating expenses and a shift in mix
●	Net cash flow of $1.1 million in 2014
●

At December 31, 2014, excluding current and non-current restricted cash of $5.5 million, the Company reported unrestricted cash of $15.5 million, short-term investments of $13.1 million, and long-term investments of $0.3 million, all of which represent a combined total of $28.9 million.

SAN LEANDRO, Calif., March 5, 2015-- Energy Recovery Inc. (NASDAQ:ERII), the leader in pressure energy technology for industrial fluid flows, today announced its unaudited financial results for the fourth quarter and fiscal year ended December 31, 2014.

Joel Gay, Chief Financial Officer, remarked, “Examining our performance in 2014 presents a mixed picture. While we were able to discern a new and exciting market opportunity in fracking through significant R&D investment, our financial performance was nonetheless disappointing. While we continue to maintain a commanding market position in desalination, our overall performance is a function of the health of the market. The long-term fundamentals of global desalination remain strong, however continued uncertainty resulted in project delays and the shifting of opportunities into future periods. This ultimately limited our potential in 2014. Regarding our commercialization efforts in oil & gas, despite executing our first capital sale of an IsoBoost™ system to ConocoPhillips in December, our sales and marketing efforts fell short of expectations.”

Mr. Gay continued, “Over the last three years, we have invested heavily to develop solutions that leverage our core competencies of fluid dynamics and advanced material science – solutions that can be deployed to untended markets across multiple industrial fluid flow applications. We are sensitive to and aware of the need to create value for our shareholders, and our performance in 2014 mandates change. Thus far in 2015, we have made substantive changes to our go-to-market strategy and supporting operational framework, as well as implemented austerity measures to right-size our cost structure. We will approach the coming year with an extreme execution bias, and are confident that Energy Recovery is well-positioned and capitalized to deliver long-term value to its shareholders.”

REVENUES

The Company generated net revenue of $14.8 million in the fourth quarter of 2014, reflecting a decrease of 36% when compared to the same period of the prior year. From a sequential quarter perspective, net revenue increased by $9.4 million primarily due to the shipment of delayed projects.

For the year ended December 31, 2014, net revenue decreased by $12.6 million, or 29%, to $30.4 million from $43.0 million for the year ended December 31, 2013. The decrease in revenue was primarily due to significantly lower mega-project (MPD) shipments in the current year as compared to the previous year, and to a lesser extent lower OEM shipments. Of the $12.6 million decrease in revenue, $13.2 million and $1.9 million is related to MPD and OEM sales respectively; offset by $1.7 million of aftermarket sales, and by $784,000 of oil & gas revenue attributed to an operating lease and subsequent lease buy-out.

GROSS MARGIN

Decreased production was the primary driver to a gross profit margin decline from 63% in the prior-year quarter to 61% in the current period. A favorable shift in mix due to MPD shipments resulted in the Company’s gross profit margin increase in sequential terms from 44% in the third quarter of 2014 to 61% in the current period.

For the year, gross profit margin decreased from 60% in 2013 to 55% in 2014 due to decreased production and to a lesser extent, a shift in mix.

OPERATING EXPENSES

Operating expenses for the quarter ended December 31, 2014 increased from $7.8 million in the fourth quarter of 2013 to $13.8 million in the fourth quarter of 2014. Contributing factors included significant investment in research & development and higher legal expenses. From a sequential quarter perspective, operating expenses increased by $6.0 million, also due to research & development and higher legal expenses.

For the fiscal year ended in 2014, operating expenses increased by $6.6 million, from $28.6 million in 2013 to $35.2 million. The increase in research & development and sales & marketing expenses is attributed to the Company’s effort to identify and penetrate new markets.

To summarize financial performance on a full-year basis, the Company reported a net loss of $(18.7) million, or $(0.36) per share; largely due to lower volume, a shift in product mix, and continued sales & marketing and research & development investment in growth initiatives. Comparatively, the Company reported a net loss of $(3.1) million, or $(0.06) per share, in 2013.

CASHFLOW HIGHLIGHTS

For the fiscal year ended in 2014, the Company generated net cash flow of $1.1 million. The net loss of $(18.7) million included non-cash expenses of $7.8 million, the largest of which were depreciation and amortization of $4.0 million, and share-based compensation of $2.1 million.

Cash used by operating activities was $(3.7) million; favorably impacting cash from operating activities by $8.9 million was the monetization of receivables on depressed revenue as compared to the prior year, offset by $(3.6) million given an increase in inventory due to lower demand and project delays. Cash generated from investing activities was $6.5 million; favorably impacting cash from investing activities by $6.0 million and $3.3 million were maturities of marketable securities and the release of restricted cash respectively, offset by $2.6 million of capital expenditures. Cash used by financing activities was $(1.8) million; negatively impacting cash from financing activities by $2.8 million and $1.4 million were the repurchase of common stock and the payment of contingent consideration respectively, offset by $2.4 million of proceeds from issuance of common stock related to option and warrant exercises. The payment of contingent consideration relates to a settlement with the former shareholders of Pump Engineering, Inc.

Excluding current and non-current restricted cash of $5.5 million, the Company reported unrestricted cash of $15.5 million, short-term investments of $13.1 million, and long-term investments of $0.3 million, all of which represent a combined total of $28.9 million.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “believe,” “continue,” “excited,” “expect,” “remain,” “will,” “probable” and similar expressions are intended to identify forward-looking statements, but are not exclusive means of identifying such statements. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 5, 2015 as well as other reports filed by the Company with the SEC from time to time.

Conference Call to Discuss Fourth Quarter and Full Year Results for 2014

LIVE CONFERENCE CALL WEBCAST: Thursday, March 5, 2015, 2:30pm PST Listen-only, Toll-free: 888-455-2263 Listen-only, Int’l Toll: 719-325-2469 Conference ID: 8618195	CONFERENCE CALL REPLAY: Expiration: March 19, 2015 Toll-free: 888-203-1112 Int’l Toll: 719-457-0820 Access code: 8618195

Investors may also access the live call or the replay over the internet at www.streetevents.com or www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About Energy Recovery Inc

Energy Recovery (NASDAQ:ERII) develops award-winning solutions to improve productivity, profitability, and energy efficiency within the oil & gas, chemical, and water industries. Our products simplify complex systems and protect vulnerable equipment. By recycling fluid pressure that would otherwise be lost in critical processes, we save clients more than $1.4 billion (USD) annually. Headquartered in the Bay Area, Energy Recovery has offices in Shanghai and Dubai.

Contact:

Joel Gay

Chief Financial Officer

510-483-7370

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net revenue	$14,780	$23,235	$30,426	$43,045
Cost of revenue	5,722	8,708	13,713	17,323
Gross profit	9,058	14,527	16,713	25,722
Operating expenses:
General and administrative	6,027	4,071	14,139	15,192
Sales and marketing	2,977	2,345	10,525	7,952
Research and development	4,601	1,115	9,690	4,361
Amortization of intangible assets	196	230	842	921
Restructuring charges	—	—	—	184
Total operating expenses	13,801	7,761	35,196	28,610
(Loss) income from operations	(4,743)	6,766	(18,483)	(2,888)
Other income (expense):
Other non-operating income	(58)	30	69	109
(Loss) income before income taxes	(4,801)	6,796	(18,414)	(2,779)
Provision for income taxes	104	69	291	327
Net (loss) income	$(4,905)	$6,727	$(18,705)	$(3,106)
(Loss) income per share:
Basic	$(0.09)	$0.13	$(0.36)	$(0.06)
Diluted	$(0.09)	$0.13	$(0.36)	$(0.06)
Number of shares used in per share calculations:
Basic Shares	51,822	51,200	51,675	51,066
Diluted Shares	51,822	53,305	51,675	51,006

ENERGY RECOVERY, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31,
	2014	2013
	(In thousands, except share data and par value)
ASSETS
Current assets:
Cash and cash equivalents	$15,501	$14,371
Restricted cash	2,623	4,311
Short-term investments	13,072	5,856
Accounts receivable, net of allowance for doubtful accounts of $155 and $241 at December 31, 2014 and 2013	10,941	15,222
Unbilled receivables, current	1,343	5,442
Inventories	8,204	4,955
Deferred tax assets, net	240	698
Prepaid expenses and other current assets	1,317	1,018
Total current assets	53,241	51,873
Restricted cash, non-current	2,850	4,468
Unbilled receivables, non-current	414	1,197
Long-term investments	267	13,694
Property and equipment, net	13,211	13,903
Goodwill	12,790	12,790
Other intangible assets, net	3,166	4,008
Other assets, non-current	2	2
Total assets	$85,941	$101,935

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,817	$1,209
Accrued expenses and other current liabilities	8,427	7,963
Income taxes payable	4	22
Accrued warranty reserve	755	709
Deferred revenue	519	779
Total current liabilities	11,522	10,682
Deferred tax liabilities, non-current, net	1,989	2,131
Deferred revenue, non-current	59	130
Other non-current liabilities	2,453	2,077
Total liabilities	16,023	15,020
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 54,398,421 shares issued and 51,918,965 shares outstanding at December 31, 2014 and 53,136,704 shares issued and 51,354,101 shares outstanding at December 31, 2013	54	53
Additional paid-in capital	124,440	119,932
Accumulated other comprehensive loss	(73)	(107)
Treasury stock, at cost 2,479,456 shares repurchased at December 31, 2014 and 1,782,603 shares repurchased at December 31, 2013	(6,835)	(4,000)
Accumulated deficit	(47,668)	(28,963)
Total stockholders’ equity	69,918	86,915
Total liabilities and stockholders’ equity	$85,941	$101,935

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Years Ended December 31,
	2014	2013	2012
	(In thousands)
Cash Flows From Operating Activities
Net loss	$(18,705)	$(3,106)	$(8,254)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,028	3,797	3,802
Stock-based compensation	2,104	2,177	2,615
Amortization of premiums on investments	453	409	507
Valuation adjustments for excess or obsolete inventory	320	297	857
Deferred income taxes	315	227	150
Provision for doubtful accounts	299	69	6
Provision for warranty claims	156	126	601
Loss on disposal of fixed assets	38	71	49
Gain on fair value remeasurement of contingent consideration	(149)	—	—
Gain on foreign currency transactions	(111)	(27)	(5)
Tax benefit on other comprehensive income	(42)	—	—
Non-cash restructuring charges	—	184	314
Impairment of intangible assets	—	—	1,020
Interest accrued on notes receivables from stockholders	—	—	(1)
Reversal of accruals related to expired warranties	—	(340)	—
Other non-cash adjustments	375	(123)	113
Changes in operating assets and liabilities:
Unbilled receivables	4,882	(751)	(4,830)
Accounts receivable	4,002	(2,042)	(6,779)
Accrued expenses and other liabilities	1,864	(686)	2,068
Accounts payable	628	(866)	583
Inventories	(3,569)	(117)	1,832
Deferred revenue	(331)	(420)	209
Prepaid and other assets	(254)	3,227	692
Income taxes payable	(18)	(18)	19
Net cash (used in) provided by operating activities	(3,715)	2,088	(4,432)

Cash Flows From Investing Activities
Maturities of marketable securities	6,027	9,573	13,116
Restricted cash	3,306	822	1,318
Capital expenditures	(2,562)	(1,132)	(2,810)
Purchases of marketable securities	(273)	(15,278)	(4,961)
Proceeds from sale of capitalized assets	—	1,163	—
Net cash provided by (used in) investing activities	6,498	(4,852)	6,663

Cash Flows From Financing Activities
Net proceeds from issuance of common stock	2,405	504	30
Repurchase of common stock	(2,835)	—	(4,000)
Payment of contingent consideration	(1,375)	—	—
Repayment of long-term debt	—	—	(85)
Repayment of capital lease obligation	—	(18)	(82)
Repayment of notes receivable from stockholders	—	—	24
Net cash (used in) provided by financing activities	(1,805)	486	(4,113)
Effect of exchange rate differences on cash and cash equivalents	152	7	17
Net change in cash and cash equivalents	1,130	(2,271)	(1,865)
Cash and cash equivalents, beginning of year	14,371	16,642	18,507
Cash and cash equivalents, end of year	$15,501	$14,371	$16,642
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$1	$6
Cash received for income tax refunds	$1	$3,123	$442
Cash paid for income taxes	$35	$22	$23
Supplemental disclosure of non-cash transactions:
Purchases of property and equipment in trade accounts payable and accrued expenses and other liabilities	$1	$31	$279